Exhibit 23.1





                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Club Corporation International:

We consent to incorporation by reference in the registration statements (Nos. 33-96568, 33-89818, 333-08041, and 333-57107) on Form S-8 of Club Corporation
International of our report dated February 27, 1998, except as to Note 2 which is as of October 13, 1998, relating to the consolidated balance sheet of Club Corporation International and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. Our report on the consolidated financial statements refers to a change in 1995 in the method of accounting for impairment of long-lived assets and to a retroactive change in the method of accounting for membership initiation deposits and fees and the related incremental direct selling costs.


                                       KPMG Peat Marwick LLP

Dallas, Texas
October 22, 1998